AMENDING AGREEMENT

Carbon Creek Joint Venture Agreement

THIS AGREEMENT MADE as of May 1, 2013.

BETWEEN:

CARBON CREEK PARTNERSHIP, a partnership existing under the laws of the Province of Alberta between P. Burns Carbon Creek Coal Corporation and P. Burns Partners Limited, and having an office in the City of Calgary in the Province of Alberta (herein referred to as the “Carbon Creek Partnership”)

OF THE FIRST PART

- and -

CARDERO COAL LTD., a company organized and existing under the laws of the Province of British Columbia (Incorporation no.: BC0827859) and having an office in the City of Vancouver in the Province of British Columbia (herein referred to as the “Cardero Coal”)

OF THE SECOND PART

WHEREAS the Carbon Creek Partnership and Cardero Coal entered into the Joint Venture Agreement;

AND WHEREAS the Carbon Creek Partnership and Cardero Coal wish to amend certain terms of the Joint Venture Agreement.

NOW THEREFORE, in consideration of the terms, covenants, conditions and provisions hereof, given or made by each party hereto, to or in favor of all or any of the other parties hereto, and other good and valuable consideration (receipt and sufficiency whereof is hereby acknowledged by each party receiving the same) the parties hereto mutually covenant and agree as follows.

ARTICLE 1
INTERPRETATION

1.1        Definitions

In this Amending Agreement, capitalized expressions used herein shall have the meanings given them in the Joint Venture Agreement, and in this Amending Agreement, unless something in the subject matter or context is inconsistent therewith:

“Amending Agreement” means this agreement.

“Effective Time” means the date set forth in Section 1.6 hereof.

“Joint Venture Agreement” means the Carbon Creek Joint Venture Agreement dated June 15, 2010 between the Carbon Creek Partnership and Cardero Coal, as amended by an agreement dated April 14, 2011, and as the same may be amended from time to time, forming the Carbon Creek Joint Venture.

1.2        Headings

The division of this Amending Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Amending Agreement.

1.3        Gender

Words of any gender used herein shall be deemed and construed to include correlative words of the other genders. Words importing the singular number shall include the plural number and vice versa, unless the context shall otherwise clearly indicate.

1.4        Not A Business Day

In the event that any day on which any act is to be done, any step is to be taken or any event is to have occurred, is not a Business Day, then such act shall be done, or step shall be taken or event shall be deemed to have occurred on or before the requisite time (if any) on the next succeeding Business Day.

1.5        Expanded Meanings

Unless the context otherwise necessarily requires, the following provisions shall govern the interpretation of this Amending Agreement:

1.5.1	words used herein importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

1.5.2	the terms “in writing” or “written” include printing, typewriting, or any electronic means of communication by which words are capable of being visually reproduced at a distant point of reception;

1.5.3

references herein to any agreement or instrument, including this Amending Agreement shall be deemed to be references to the agreement or instrument as varied, amended, modified, supplemented or replaced from time to time, and any specific references herein to any enactment shall be deemed to be references to such enactment as the same may be amended or replaced from time to time;

1.5.4

“this Amending Agreement” “the Amending Agreement” “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Amending Agreement and not to any particular Article, Section, Subsection, clause, subdivision or other portion hereof and include any and every instrument amending, supplementing or replacing this agreement; and

1.5.5

when calculating the period of time before which, within which or following which (as the case may be) any act is to be done, any step is to be taken or any event is to have occurred, the date upon which the act is to be done, the step is to be taken or the event is to have occurred, shall be excluded from the period, and if such date is not a Business Day, then such date shall be deemed to fall on the next succeeding Business Day.

1.6        Effective Time Of Amendments Made Hereby

All of the amendments, replacements and changes to the Joint Venture Agreement made by this Agreement shall be effective as of 8:00 a.m., local time in Vancouver, British Columbia, on May 1, 2013 and shall be conditional upon the execution and delivery of that amending agreement, effective May 1, 2013, in respect of the Coal Lease dated June 15, 2010 between the Peace River Partnership and Cardero Coal and as the same may be amended from time to time, by the parties thereto.

ARTICLE 2
AMENDMENT TO DEFINED TERMS

2.1	Amendments To Joint Venture Agreement Definitions

2.1.1

The definition of “Carried Interest” in Section 1.1(j) of the Joint Venture Agreement is hereby corrected by replacing the expression “Peace River Partnership” with the expression “Carbon Creek Partnership” and the parties confirm that the reference has always intended to be to the Carbon Creek Partnership.

ARTICLE 3
AMENDMENTS TO JOINT VENTURE AGREEMENT

3.1        Change of Name of Coalhunter

All references to “Coalhunter” shall be read as “Cardero Coal”.

3.2        Section 8.7 Amended

Paragraph 8.7(b) of the Joint Venture Agreement is hereby amended by replacing the phrase, commencing in the first line of the paragraph: “a Co-Owner who is not the Manager” with the phrase “a Co-Owner who is not the Manager or an Affiliate of the Manager”.

3.3        Section 12.1 Amended

3.3.1	Section 12.1 of the Joint Venture Agreement is hereby amended by:

	(a)	deleting paragraph 12.1(e); and

	(b)	renumbering paragraph 12.1(f) as 12.1(e).

3.3.2	Renumbered paragraph 12.1(e) is hereby amended by:

	(a)	Replacing:

“(f)        if such event occurs after the Management Committee has made a Production Decision, the other Co-Owner, without prejudice to any other remedy it may have, shall have the right to purchase the Interest of the defaulting Co-Owner, upon the following terms and conditions:”

with:

“(e)        the other Co-Owner, without prejudice to any other remedy it may have, shall have the right to purchase the Interest of the defaulting Co-Owner, upon the following terms and conditions:”

and:

(b)	Replacing the reference in renumbered clause 12.1(e)(ii) to “12.1(f)(ii)” with “12.1(e)(ii)”.

ARTICLE 4
JOINT VENTURE AGREEMENT IN FULL FORCE

4.1        Joint Venture Agreement Otherwise Unamended

Except as specifically herein provided, the Joint Venture Agreement remains unamended and in full force and effect as at the date hereof.

4.2        Amendment Pursuant To Joint Venture Agreement

This Agreement constitutes an amendment within the meaning of Section 21.2 of the Joint Venture Agreement.

ARTICLE 5
MISCELLANEOUS

5.1        Governing Law

This Agreement shall be governed by, and interpreted and construed in accordance with, the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, which shall be deemed to be the proper law thereof.

5.2        Enurement

This Agreement shall enure to the benefit of and be binding upon the Carbon Creek Partnership and Cardero Coal, and their respective successors and permitted assigns.

5.3        Severability

Any provision of this Amending Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.4        Binding Effect

This Agreement shall become effective as of the Effective Time, when it shall have been executed by the Carbon Creek Partnership and Cardero Coal and thereafter shall be binding upon and enure to the benefit of the Carbon Creek Partnership and Cardero Coal and their respective successors and assigns. The Carbon Creek Partnership shall not assign its rights and obligations hereunder or any interest herein without the prior consent of all Cardero Coal.

5.5        Time Of The Essence

Time shall be of the essence of this Amending Agreement.

5.6        Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Amending Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF the Parties hereto have duly executed this Amending Agreement as of the date first above written.

Carbon Creek Partnership	Cardero Coal Ltd.

Per: (signed) L. Horan	Per: (signed) Henk Van Alphen

Name: L. Horan	Name: H. Van Alphen

Title: ______________________________	Title: CEO & President